Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 23, 2014

For more information, contact:

Investor Relations

228-435-8208

investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION EARNS $335,000 IN SECOND QUARTER

OF 2014, REVERSING LOSS IN SAME PERIOD OF 2013

BILOXI, MS (July 23, 2014)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net earnings of $335,000 for the second quarter of 2014 and $914,000 for the first half of the year, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.

Second quarter profits reversed a loss of $1,147,000 in the same period last year caused primarily by a $3,538,000 provision for loan loss mostly related to one out-of-area residential development loan. The loan loss provision for the second quarter of 2014 totaled $537,000, which is in line with provisions of most other quarters during the past three years.

Earnings per weighted average common share for the second quarter of 2014 were $.07 compared to a loss of $.23 per weighted average common share in the second quarter of 2013. Losses and earnings per share figures are based on weighted average common shares outstanding of 5,123,186 and 5,132,494, respectively, for the three-month periods ended June 30, 2014 and June 30, 2013.

The $914,000 in net earnings for the first half of 2014 reversed a $541,000 loss for the same period in 2013.

Earnings per weighted average common share for the first half of 2014 were $.18 compared to a loss of $.11 per weighted average common share in the first half of 2013. Losses and earnings per share figures are based on weighted average common shares outstanding of 5,123,186 and 5,134,620, respectively, for the six months ended June 30, 2014 and June 30, 2013.

“After a very difficult year in 2013, our bank’s results have been positive so far in 2014,” said Swetman. “We have scrubbed our balance sheet, and we have been able to resume our semi-annual dividend, which demonstrates the confidence our Board has in our future operations,” he added.

Nonaccruing loans continued to decrease in second quarter 2014 from first quarter this year and now total less than half the amount on the books at the same time last year. Loans past due 90 days and still accruing have decreased to $512,000 as of June 30, 2014, down from $1,713,000 as of June 30, 2013.

The net interest margin for the six months ended June 30, 2014 rose to 3.42%, compared to 2.96% the same period in 2013. “This improvement of 46 basis points in our margins represents another positive metric in our operations,” said Swetman.

The bank’s primary capital ratio rose to 14.88% at the end of the second quarter of 2014, compared to 14.20% at the end of the same period in 2013.

Founded in 1896, with $739 million in assets as of June 30, 2014, The Peoples Bank operates 17 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
EARNINGS SUMMARY	2014	2013	2014	2013
Net interest income	$5,398	$5,352	$10,959	$10,799
Provision for loan losses	537	3,538	1,074	4,077
Non-interest income	2,280	2,411	4,497	4,532
Non-interest expense	7,041	6,214	13,792	12,626
Income taxes	(235)	(842)	(324)	(831)
Net income	335	(1,147)	914	(541)
Earnings per share	.07	(.23)	.18	(.11)

	Three Months Ended June 30,		Six Months Ended June 30,
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES	2014	2013	2014	2013
Allowance for loan losses, beginning of period	$9,462	$8,835	$8,934	$8,857
Recoveries	142	112	214	148
Charge-offs	(707)	(335)	(788)	(932)
Provision for loan losses	537	3,538	1,074	4,077

Allowance for loan losses, end of period	$9,434	$12,150	$9,434	$12,150

	June 30,
ASSET QUALITY	2014	2013
Allowance for loan losses as a percentage of loans	2.61%	3.01%
Loans past due 90 days and still accruing	$512	$1,713
Nonaccrual loans	24,908	49,668

	June 30,
PERFORMANCE RATIOS (annualized)	2014	2013
Return on average assets	.24%	(.13%)
Return on average equity	1.80%	(1.01%)
Net interest margin	3.42%	2.96%
Efficiency ratio	96%	112%
Primary capital	14.88%	14.20%

	June 30,
BALANCE SHEET SUMMARY	2014	2013
Total assets	$739,160	$799,084
Securities	292,351	295,930
Loans	361,519	403,098
Other real estate	8,924	6,825
Total deposits	423,843	480,605
Total federal funds purchased	117,370	191,371
Shareholders’ equity	103,602	103,233
Book value per share	20.22	20.13
Weighted average shares	5,123,186	5,134,620